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                                                                      Exhibit 14

                      WHITE MOUNTAINS INSURANCE GROUP, LTD.

                            CODE OF BUSINESS CONDUCT

INTRODUCTION

       It is the policy of White Mountains Insurance Group, Ltd. and its subsidiaries (the "Company") to be lawful and highly-principled in all our business practices.

       This Code of Business Conduct (this "Code") applies to all directors, officers, and employees of the Company (collectively, "Covered Persons") and covers a wide range of business practices and procedures. In addition, the Company expects consultants and advisors to the Company to adhere to the relevant principles of this Code in connection with their activities for the Company. This Code does not purport to address every issue or situation that may arise, but sets out basic principles that should govern the day-to-day business behavior of Covered Persons. All Covered Persons must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. If something seems improper, it likely is. The Company expects each Covered Person to review this Code and to follow both the letter and spirit of the standards and policies contained herein. Always remember: if you are unsure of what to do in any situation, seek guidance before you act.

       All Covered Persons are expected to seek the advice of their supervisor, manager or other appropriate persons within the Company when questions arise about issues discussed in this Code and any other issues that may implicate the standards or integrity of the Company or any Covered Person. Compliance procedures are set forth in Section 13 of this Code.

       Taking actions to prevent problems is part of the Company's culture. If you observe possible questionable or illegal conduct you are encouraged to report your concerns. If you report, in good faith, what you suspect to be illegal or improper activities, you should not be concerned about retaliation from others. Any Covered Persons involved in retaliation will be subject to serious disciplinary action by the Company.

       Those who violate the standards in this Code will be subject to disciplinary action, including dismissal for cause. COVERED PERSONS WHO FIND THEMSELVES IN A SITUATION WHICH THEY BELIEVE MAY VIOLATE OR LEAD TO A VIOLATION OF THIS CODE, SHOULD FOLLOW THE GUIDELINES DESCRIBED IN SECTION 13 OF THIS CODE.

1.     COMPLIANCE WITH LAWS, RULES AND REGULATIONS

       The Company shall transact its business in compliance with all applicable laws, rules and regulations.

2.     CORPORATE OPPORTUNITIES

       Covered Persons owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Covered Persons are prohibited (without the consent of the Board of Directors or a designated committee thereof) from (1) taking for themselves personally opportunities that are discovered through the use of corporate property, information or their position,
(2) using corporate property, information or their position for personal gain and (3) competing with the Company directly or indirectly. The Company recognizes that the guideline

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in this clause (3) of the prior sentence should not restrict Covered Persons who are not employed by the Company ("Outside Persons"). In the case of directors of the Company, these principles are intended to be identical to the comparable fiduciary obligations directors already owe the Company.

3.     CONFLICTS OF INTEREST

       A "conflict of interest" exists when a person's private interest interferes in any way with the interests of the Company.

       A conflict situation can arise when a Covered Person takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest also arise when a Covered Person or a member of his or her family, receives improper personal benefits (including personal loans, services or payment for services that the person is performing in the course of Company business) as a result of his or her position in the Company or gains personal enrichment through access to confidential information.

       Conflicts of interest can arise in many common situations, despite one's best efforts to avoid them. Covered Persons are encouraged to seek clarification of, and discuss questions about, potential conflicts of interest with someone in the Company's Legal Department. Covered Persons may also contact the Company's:

                  Code of Business Conduct Compliance Officer:
                  Tel: (603) 640-2200
                  Fax: (603) 640-2250

       Any Covered Person who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate persons within the Company.

4.     INSIDER TRADING

       There are instances where Covered Persons have information about the Company, its subsidiaries or affiliates or about a company with which we do business that is not known to the investing public. Such inside information may relate to, among other things: plans; new products; mergers, acquisitions or dispositions of businesses or securities; problems facing the Company or a company with which we do business; reserves; profitability; negotiations relating to significant contracts or business relationships; significant litigation; or financial information.

       If the information is such that a reasonable investor would consider the information important in reaching an investment decision, then the Covered Person who holds the information must not buy or sell Company securities, nor provide such information to others, until such information becomes public. Further, Covered Persons must not buy or sell securities in any other company about which they have such material non-public information, nor provide such information to others, until such information becomes public. Covered Persons who involve themselves in illegal insider trading (either by personally engaging in the trading or by disclosing material non-public information to others) will be subject to immediate termination. The Company's policy is to report such violations to the appropriate authorities and to cooperate fully in any investigation of insider trading.

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       The Company has additional, specific rules that govern trades in Company securities by directors, officers and employees. Please refer to the Company's Insider Trading Policy.

       Covered Persons may need assistance in determining how the rules governing inside information apply to specific situations and should consult someone in the Company's Legal Department or the Company's Code of Business Conduct Compliance Officer.

5.     COMPETITION AND FAIR DEALING

       Our policy is to compete vigorously, aggressively and successfully by all legal means in today's increasingly competitive business climate and to do so in compliance with all applicable competition, fair dealing and other laws in all the markets in which we operate. Stealing proprietary information or trade secret information or inducing such disclosures by past or present employees of other companies is prohibited. Each Covered Person should endeavor to deal fairly with the Company's customers and employees.

       The antitrust laws of many jurisdictions are designed to preserve a competitive economy and promote fair and vigorous competition. All Covered Persons are required to comply with these laws and regulations. Covered Persons involved in marketing, sales and purchasing, contracts or in discussions with competitors have a particular responsibility to ensure that they understand our standards and are familiar with applicable competition laws. Because these laws are complex and can vary from one jurisdiction to another, Covered Persons should seek the advice of the Company's Legal Department when questions arise.

6.     GIFTS AND ENTERTAINMENT

       The purpose of business gifts and entertainment in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Covered Person, family member of a Covered Person or agent unless it: (1) is consistent with customary business practices,
(2) is not excessive in value, (3) cannot be construed as a bribe or payoff and
(4) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts unless you are certain they are appropriate.

7.     DISCRIMINATION AND HARASSMENT; HUMAN RESOURCES PRACTICES

       We are firmly committed to providing equal employment opportunities to all individuals and will not tolerate any illegal discrimination or harassment. Examples include derogatory comments based on age, race, gender or ethnic characteristics and unwelcome sexual advances or comments. This policy extends to all areas of employment including hiring, training, compensation, promotion, discipline, transfer, layoff, termination and all other items and conditions of employment. All Covered Persons shall be treated with respect and consideration from the Company and must treat others in the same manner.

       All levels of supervision are responsible for monitoring and complying with the Company's policies and procedures for handling complaints concerning harassment or other forms of unlawful discrimination. Because employment-related laws are complex and vary from state to state and country to country, supervisors should obtain the advice of the Company's Legal Department whenever there is any doubt as to the lawfulness of any proposed action or inaction.

       The Company strives to provide each employee with a safe and healthy work environment. Each Covered Person has responsibility for maintaining a safe and healthy

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workplace for all Covered Persons by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

       Violence and physically threatening behavior is expressly prohibited. Covered Persons should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of alcohol or illegal drugs in the workplace will not be tolerated and may result in immediate termination.

8.     RECORD-KEEPING, RETENTION AND DESTRUCTION

       Many persons within the Company record or prepare some type of information during their workday, such as time cards, financial reports, accounting records, business plans, environmental reports, injury and accident reports, expense reports, and so on. Many people, both within and outside the Company, depend upon these reports to be accurate and truthful for a variety of reasons. These people include our Covered Persons, governmental agencies, auditors and the communities in which we operate. Also, the Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. We maintain the highest commitment to recording information accurately and truthfully.

       All financial statements and books, records and accounts of the Company must accurately reflect transactions and events and conform both to required legal requirements and accounting principles and also to the Company's system of internal accounting. As a Covered Person, you have the responsibility to ensure that false or intentionally misleading entries are not made by you, or anyone who reports to you, in the Company's accounting records. Regardless of whether reporting is required by law, dishonest reporting within the Company, or to organizations or people outside the Company, is strictly prohibited. All Covered Persons that are responsible for financial or accounting matters are also required to ensure the full, fair, accurate, timely and understandable disclosure in all periodic reports required to by filed by the Company with the Securities and Exchange Commission. This commitment and responsibility extends to the highest levels of our organization, including our chief executive officer, chief financial officer and chief accounting officer.

       The Company establishes retention or destruction policies in order to ensure legal compliance and also to accomplish other objectives, such as preserving intellectual property and cost management. The Company expects all Covered Persons to comply with any applicable records retention or destruction policy, provided that all Covered Persons should note the following general exception to any record retention or destruction policy. If any Covered Person believes, or if the Company informs him or her, that the Company's records are relevant to any litigation or potential litigation (i.e. a dispute that could result in litigation), he or she must preserve those records until the Company's General Counsel or another authorized legal officer determines the records are no longer needed. This exception supersedes any previously or subsequently established retention or destruction policy for those records.

       The Company recognizes that the guidelines in this Section 8 are not applicable to Outside Persons.

9.     CONFIDENTIALITY

       Covered Persons must maintain the confidentiality of confidential information entrusted to them by the Company or companies, organisations or entities that have or may have a business relationship with the Company, except when disclosure is expressly authorized by the Company or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or companies, organisations or

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entities that have or may have a business relationship with the Company, if disclosed. It also includes information that others that have a business relationship with the Company have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

       Covered Persons should guard against unintentional disclosure of confidential information and take special care not to store confidential information where unauthorized personnel can see it, whether at work, at home, in public places or elsewhere. Situations that could result in inadvertent disclosure of such information include: discussing confidential information in public (for example, in restaurants, elevators or airplanes); talking about confidential information on mobile phones; working with sensitive information in public using laptop computers; and transmitting confidential information via fax. Within the workplace, do not assume that all Covered Persons should see confidential information.

10.    PROTECTION AND PROPER USE OF COMPANY ASSETS AND PROPRIETARY INFORMATION

       Collectively, Covered Persons have a responsibility for safeguarding and making proper and efficient use of the Company's property. Each of us also has an obligation to prevent the Company's property from loss, damage, misuse, theft, embezzlement or destruction. Theft, loss, misuse, carelessness and waste of assets have a direct impact on the Company's profitability and may jeopardize the future of the Company. Any situations or incidents that could lead to the theft, loss, misuse or waste of Company property should be reported immediately to the security department or to your supervisor or manager as soon as they come to your attention.

       The Company depends on intellectual property, such as business and marketing plans, databases, records, salary information and any unpublished financial data and reports, for its continued vitality. If intellectual property is not protected, it becomes available to other companies that have not made the significant investment that the Company has made to produce this property and thus gives away some of the Company's competitive advantage. All of the rules stated above with respect to confidential information apply equally to proprietary information.

11.    ILLEGAL PAYMENTS; RELATIONSHIPS WITH GOVERNMENT PERSONNEL

       Improper payments, whether illegal political contributions, bribery of domestic or foreign officials, or similar acts, are contrary to the policy of the Company, and funds and resources of the Company shall not be used directly or indirectly for such purposes.

       The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments, including illegal political contributions, of any kind to government officials or political candidates of any country.

       In addition, many jurisdictions have laws and regulations regarding business gratuities which may be accepted by government personnel. For example, business courtesies or entertainment such as paying for meals or drinks are rarely appropriate when working with government officials. Gifts or courtesies that would not be appropriate even for private parties are in all cases inappropriate for government officials. Please consult the Company's Legal Department for more guidance on these issues.

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12.    WAIVERS OF THE CODE OF BUSINESS CONDUCT: APPLICABILITY

       Any waiver of this Code for executive officers or directors may be made only by the Board of Directors or the Audit Committee, subject to any applicable rules or regulations and the Company's Bye-laws.

       This Code does not require any changes to contractual arrangements in effect on the date of its adoption. In addition, participation in investment opportunities voluntarily offered by the Company shall not be a violation of this Code provided that such investment is on the same terms as are negotiated and accepted by unaffiliated third party investors participating in the transaction.

13. REPORTING OF ILLEGAL, IMPROPER OR OTHER QUESTIONABLE BEHAVIOR OR ACCOUNTING/AUDITING COMPLAINTS

       Covered Persons are expected to conduct themselves in a manner appropriate for their work environment, and are also expected to be sensitive to and respectful of the concerns, values and preferences of others. Whether an employee, contractor, supplier or otherwise a member of the Company family, Covered Persons are encouraged to promptly report any practices or actions they believe to be inappropriate.

       This Code describes the procedures generally available for discussing and addressing business conduct issues that arise. Speaking to the right people is one of a Covered Person's first steps to understanding and resolving what are often difficult questions. As a general matter, if a Covered Person has any questions or concerns about compliance with this Code or is just unsure of what the "right thing" is to do, the Covered Person is encouraged to speak with his or her supervisor, manager or other appropriate persons within the Company. If a Covered Person does not feel comfortable talking to any of these persons FOR ANY REASON, the Covered Person should call someone in the Company's Legal Department, the Company's Code of Business Conduct Compliance Officer, or report the issues or concerns through the Company's anonymous web based or toll free telephone reporting system. Each of these offices has been instructed to register all complaints, brought anonymously or otherwise, and direct those complaints to the appropriate channels within the Company.

       ACCOUNTING/AUDITING COMPLAINTS: The law also requires that the Company have in place procedures for addressing complaints concerning auditing issues and procedures for Covered Persons to anonymously submit their concerns regarding accounting or auditing issues. Complaints concerning accounting or auditing issues will be directed to the attention of the Company's Audit Committee, or the appropriate members of that committee.

            Covered Persons may direct issues or complaints directly to the Company's Code of Business Conduct Compliance Officer or indirectly through the Company's confidential, anonymous web based or toll free telephone reporting system.

       DIRECTLY TO THE CODE OF BUSINESS CONDUCT COMPLIANCE OFFICER:

                  PRIVATE AND CONFIDENTIAL

                  White Mountains Insurance Group, Ltd.
                  80 South Main Street
                  Hanover, NH 03755
                    Attn: Code of Business Conduct Compliance Officer

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     VIA THE COMPANY'S ANONYMOUS WEB BASED REPORTING SYSTEM BY LOGGING ONTO:

                               www.ethicspoint.com

       VIA THE COMPANY'S ANONYMOUS TOLL FREE REPORTING SYSTEM BY CALLING:

                  Tel:  1-800-788-1157
                  Fax:  1-800-788-1187

       The Company's anonymous reporting system is maintained and operated by EthicsPoint, Inc., an unaffiliated service provider. All issues or complaints submitted via the anonymous reporting system will be forwarded to the Company's General Counsel for resolution.

       For direct access to the Company's Audit Committee, Covered Persons may direct their auditing and accounting related issues or complaints to:

                  PRIVATE AND CONFIDENTIAL

                  Mr. Lowndes A. Smith
                  Chairman of the Audit Committee
                  White Mountains Insurance Group, Ltd.
                  80 South Main Street
                  Hanover, NH 03755

       Also, as discussed in the Introduction to this Code, Covered Persons should know that if they report in good faith what they expect to be illegal or improper activities, they should not be concerned about retaliation from others. Any Covered Persons involved in retaliation will be subject to serious disciplinary action by the Company. Furthermore, the Company could be subject to criminal or civil actions for acts of retaliation against Covered Persons who "blow the whistle" on U.S. securities law violations and other federal offenses.

14.    COOPERATION IN INTERNAL INVESTIGATIONS

       Covered Persons are expected to cooperate fully in all internal investigations of any kind initiated by the (i) Board of Directors or any Committee appointed by the Board, (ii) senior management, (iii) internal auditors, (iv) external auditors, and (v) any regulatory or law enforcement agency. Covered Persons are expected to respond to all inquiries with honesty and integrity.

15. CONFLICT WITH SUBSIDIARY COMPANY BUSINESS CODES OF CONDUCT AND CONFLICTS OF INTEREST POLICIES

       The Company recognizes that one or more of its operating subsidiaries have codes of business conduct and conflicts of interest policies that have been approved by their respective boards of directors. If any provision contained in this Code conflicts with any provision contained in subsidiary company's code of business conduct and conflict of interest policies, the provision in this Code shall prevail. This Code may be approved for adoption by the board of directors of any of the Company's subsidiaries.

16.    ADOPTED BY THE BOARD OF DIRECTORS

Adopted by the Board of Directors of White Mountains Insurance Group, Ltd. effective as of February 26, 2004.

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